Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com
PNC REPORTS FIRST QUARTER 2022 NET INCOME OF $1.4 BILLION,
$3.23 DILUTED EPS OR $3.29 AS ADJUSTED
Grew loans; controlled expenses; maintained strong credit quality
Raised quarterly common stock dividend 20% to $1.50 per share on April 1, 2022
PITTSBURGH, April 14, 2022 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q22	4Q21	1Q21	First Quarter Highlights

▪Diluted EPS as adjusted was $3.29, excluding $31 million of pre-tax integration costs related to BBVA USA
▪Revenue decreased 8% linked quarter, primarily driven by lower noninterest income reflecting lower capital markets related revenue and lower business activity
▪Expenses decreased 16% linked quarter, and 7% excluding integration expenses, reflecting lower personnel costs
▪Provision recapture of $208 million
▪Average loans increased 1% linked quarter driven by commercial loan growth, partially offset by $2.2 billion of PPP loan forgiveness
▪Average deposits increased modestly
▪Book value and tangible book value decreased 12% and 15%, respectively, linked quarter due to a decrease in accumulated other comprehensive income
▪Net loan charge-offs were $137 million or 0.19% of annualized average loans

Financial Results
Revenue	$4,692	$5,127	$4,220
Noninterest expense	3,172	3,791	2,574
Pretax, pre-provision earnings (non-GAAP)	1,520	1,336	1,646
Integration costs	31	438	6
Pretax, pre-provision earnings excluding integration costs (non-GAAP)	1,551	1,774	1,652
Provision for (recapture of) credit losses	(208)	(327)	(551)
Net income	1,429	1,306	1,826

Per Common Share
Diluted earnings - as reported	$3.23	$2.86	$4.10
Impact from integration costs (non-GAAP)	0.06	0.82	0.01
Diluted earnings - as adjusted (non-GAAP)	3.29	3.68	4.11
Average diluted common shares outstanding	420	424	426
Book value	106.47	120.61	118.47
Tangible book value (non-GAAP)	79.68	94.11	96.57

Balance Sheet & Credit Quality
Average loans (in billions)	$290.7	$288.9	$238.1
Average deposits (in billions)	453.3	452.8	365.4
Net loan charge-offs	137	124	146
Allowance for credit losses to total loans	1.76%	1.92%	2.20%

Selected Ratios
Return on average common shareholders' equity	11.64%	9.61%	14.31%
Return on average assets	1.05	0.93	1.58
Net interest margin (non-GAAP)	2.28	2.27	2.27
Noninterest income to total revenue	40	44	44
Efficiency	68	74	61
Efficiency excluding integration costs (non-GAAP)	67	66	61
Common Equity Tier 1 capital ratio	9.9	10.3	12.6

Diluted earnings as adjusted is a non-GAAP measure calculated by excluding post-tax integration costs for BBVA USA. See this and other non-GAAP financial measures in the consolidated financial highlights accompanying this release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "In the first quarter, PNC grew loans, deployed liquidity through securities purchases, controlled expenses and maintained strong credit quality. In addition to normal seasonality, fee income was adversely impacted by a general slowdown in capital markets activity; nevertheless, our financial results were solid. Based on this performance, our strong capital levels and the board's confidence in PNC's execution of its strategic priorities, we increased the quarterly common stock dividend by 20% in April."

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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 2
Income Statement Highlights
First quarter 2022 compared with fourth quarter 2021
▪Net income of $1.4 billion increased $123 million, or 9%, driven by lower integration costs and well-controlled expenses.
▪Total revenue of $4.7 billion decreased $435 million, or 8%, primarily due to lower noninterest income.
▪Net interest income of $2.8 billion decreased $58 million as increased average securities balances, loans outstanding and securities yields were more than offset by a decline in Paycheck Protection Program (PPP) loan interest income and two fewer days in the first quarter.
–Net interest margin of 2.28% increased 1 basis point.
▪Noninterest income of $1.9 billion, which included $16 million of integration costs, decreased $377 million, or 17%.
–Fee income of $1.7 billion decreased $296 million, or 15%, largely due to a decline in capital markets related revenue and seasonally lower business activity.
–Other noninterest income of $211 million decreased $81 million, or 28%, primarily reflecting lower private equity revenue.
▪Noninterest expense of $3.2 billion decreased $619 million, or 16%. Excluding the impact of integration expenses, noninterest expense decreased 7% primarily driven by lower personnel costs.
▪The first quarter included a provision recapture of $208 million, primarily reflecting the impact of improved COVID-19 related economic conditions. The fourth quarter included a provision recapture of $327 million.
▪The effective tax rate was 17.3% for the first quarter and 21.5% for the fourth quarter.
Balance Sheet Highlights
First quarter 2022 compared with fourth quarter 2021 or March 31, 2022 compared with December 31, 2021
▪Average loans of $290.7 billion increased $1.8 billion, or 1%.
–Average commercial loans increased $1.8 billion as growth in PNC corporate banking and business credit businesses of $5.7 billion was partially offset by PPP loan forgiveness of $2.2 billion and a decline in PNC's real estate business of $1.6 billion.
–Average consumer loans of $95.1 billion were stable.
▪Credit quality performance:
–Delinquencies of $1.7 billion decreased $286 million, or 14%, primarily due to progress resolving BBVA USA conversion-related administrative and operational delays.
–Total nonperforming loans of $2.3 billion decreased $182 million, or 7%.
–Net loan charge-offs of $137 million increased $13 million.
–The allowance for credit losses to total loans was 1.76% at March 31, 2022 compared with 1.92% at December 31, 2021.
▪Average deposits of $453.3 billion increased $0.5 billion, driven by growth in consumer deposits, partially offset by commercial deposit outflows.
–Deposits at March 31, 2022 of $450.2 billion decreased $7.1 billion as a result of lower commercial deposits, primarily due to seasonal declines.
▪Average investment securities of $133.9 billion grew $6.0 billion, or 5%.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 3
–Investment securities at March 31, 2022 of $132.4 billion decreased $0.6 billion, as net purchases during the quarter were more than offset by net unrealized losses on available for sale securities, reflecting the impact of higher interest rates.
▪Average Federal Reserve Bank balances of $62.3 billion decreased $12.8 billion, reflecting the impact of securities purchases, lower borrowed funds and higher loans outstanding.
▪PNC maintained strong capital and liquidity positions.
–On April 1, 2022, the PNC board of directors raised the quarterly cash dividend on common stock to $1.50 per share, an increase of 25 cents per share, or 20%, effective with the May 5, 2022 dividend payment.
–PNC returned $1.7 billion of capital to shareholders through $1.2 billion of common share repurchases, representing 6.4 million shares, and $0.5 billion of dividends on common shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 9.9% at March 31, 2022 and 10.3% at December 31, 2021.
–The Liquidity Coverage Ratio at March 31, 2022 for PNC exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	1Q22	4Q21	1Q21
Net income	$1,429	$1,306	$1,826
Net income attributable to diluted common shares - as reported	$1,355	$1,214	$1,750
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,379	$1,560	$1,755
Diluted earnings per common share - as reported	$3.23	$2.86	$4.10
Diluted earnings per common share - as adjusted (non-GAAP)	$3.29	$3.68	$4.11
Average diluted common shares outstanding	420	424	426
Cash dividends declared per common share	$1.25	$1.25	$1.15
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release

    First quarter 2022 net income of $1.4 billion, or $3.23 per diluted common share, included integration costs of $31 million pretax resulting from the acquisition of BBVA USA. Excluding the impact of integration costs, adjusted diluted earnings per common share was $3.29.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Effective for the first quarter of 2022, the presentation of noninterest income has been recategorized. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management and brokerage, capital markets related, card and cash management, lending and deposit services and residential and commercial mortgage. See a description of each updated noninterest income revenue category in PNC's Current Report on Form 8-K filed on March 31, 2022. All periods presented herein reflect this change. Information in this news release, including the financial tables, is unaudited.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21
Net interest income	$2,804	$2,862	$2,348	(2)%	19%
Noninterest income	1,888	2,265	1,872	(17)%	1%
Total revenue	$4,692	$5,127	$4,220	(8)%	11%

Total revenue for the first quarter of 2022 decreased $435 million compared with the fourth quarter of 2021 primarily due to lower noninterest income. Compared with the first quarter of 2021, total revenue increased $472 million largely reflecting the acquisition of BBVA USA.
Net interest income of $2.8 billion for the first quarter of 2022 decreased $58 million compared to the fourth quarter of 2021 as increased average securities balances, loans outstanding and securities yields were more than offset by a decline in PPP loan interest income and two fewer days in the first quarter. PPP loan interest income was $36 million in the first quarter of 2022 compared to $110 million in the fourth quarter of 2021.
In comparison with the first quarter of 2021, net interest income increased $456 million as a result of higher interest earning assets, partially offset by lower loan and securities yields.
The net interest margin was 2.28% in the first quarter of 2022 and 2.27% in both the fourth and first quarter of 2021.

Noninterest Income				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21

Asset management and brokerage	$377	$385	$328	(2)%	15%
Capital markets related	252	460	311	(45)%	(19)%
Card and cash management	620	646	492	(4)%	26%
Lending and deposit services	269	273	254	(1)%	6%
Residential and commercial mortgage	159	209	187	(24)%	(15)%
Other	211	292	300	(28)%	(30)%
	$1,888	$2,265	$1,872	(17)%	1%

Noninterest income for the first quarter of 2022 decreased $377 million compared with the fourth quarter of 2021. The first quarter of 2022 included $16 million of integration costs compared to $47 million in the fourth quarter of 2021. Asset management and brokerage fees decreased $8 million primarily as a result of lower average equity markets. Capital markets related revenue declined $208 million primarily due to lower merger and acquisition advisory fees, in part due to transactions being delayed. Card and cash management revenue decreased $26 million primarily due to seasonally lower transaction volumes and activity. Lending and deposit services declined $4 million and included lower loan commitment fees as a result of higher utilization rates. Residential and commercial mortgage revenue was $50 million lower primarily due to decreased revenue from commercial mortgage banking
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 5
activities. Other noninterest income decreased $81 million, primarily reflecting lower private equity revenue.
Noninterest income for the first quarter of 2022 increased $16 million compared with the first quarter of 2021. Asset management and brokerage fees increased $49 million primarily as a result of higher average equity markets and the benefit of BBVA USA. Capital markets related revenue decreased $59 million primarily due to a decline in advisory business activity and decreased underwriting fees. Card and cash management revenue grew $128 million due to the addition of BBVA USA customers and higher treasury management product revenue. Lending and deposit services increased $15 million due to the benefit of BBVA USA. Residential and commercial mortgage revenue decreased $28 million and included lower revenue from commercial mortgage banking activities. Other noninterest income decreased $89 million and included lower private equity revenue and a net securities loss of $4 million in the first quarter of 2022 compared to a net securities gain of $25 million in the first quarter of 2021.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21
Personnel	$1,717	$2,038	$1,477	(16)%	16%
Occupancy	258	260	215	(1)%	20%
Equipment	331	437	293	(24)%	13%
Marketing	61	97	45	(37)%	36%
Other	805	959	544	(16)%	48%
	$3,172	$3,791	$2,574	(16)%	23%

Noninterest expense for the first quarter of 2022 decreased $619 million compared with the fourth quarter of 2021. Integration expenses were $15 million in the first quarter of 2022 and $391 million in the fourth quarter of 2021. Excluding the impact of integration expenses, noninterest expense was $3,157 million and $3,400 million, respectively, for the first quarter of 2022 and fourth quarter of 2021, decreasing $243 million, or 7%, driven by a decline in personnel costs reflecting lower incentive compensation related to decreased business activity as well as seasonally lower costs.
Noninterest expense increased $598 million in comparison with the first quarter of 2021 primarily driven by the addition of operating expenses from BBVA USA.
The effective tax rate was 17.3% for the first quarter of 2022, 21.5% for the fourth quarter of 2021 and 16.9% for the first quarter of 2021.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $550.1 billion in the first quarter of 2022 compared with $559.4 billion in the fourth quarter of 2021 and $468.2 billion in the first quarter of 2021. Compared to the fourth quarter of 2021, the decrease resulted from lower Federal Reserve Bank balances. In comparison to the first quarter of 2021, the increase was primarily driven by the BBVA USA acquisition.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 6

Loans				Change	Change
	March 31, 2022	December 31, 2021	March 31, 2021	03/31/22 vs	03/31/22 vs
In billions				12/31/21	03/31/21
Average
Commercial	$195.6	$193.8	$164.9	1%	19%
Consumer	95.1	95.1	73.2	—	30%
Average loans	$290.7	$288.9	$238.1	1%	22%

Quarter end
Commercial	$198.3	$193.1	$164.5	3%	21%
Consumer	96.2	95.3	72.5	1%	33%
Total loans	$294.5	$288.4	$237.0	2%	24%

Average loans for the first quarter of 2022 were $290.7 billion, increasing $1.8 billion compared to the fourth quarter of 2021. Average commercial loans increased $1.8 billion as growth in PNC corporate banking and business credit businesses of $5.7 billion was partially offset by PPP loan forgiveness of $2.2 billion and a decline in PNC's real estate business of $1.6 billion. Average consumer loans of $95.1 billion were stable.
Average loans for the first quarter of 2022 increased $52.6 billion compared to the first quarter of 2021, reflecting the acquisition of BBVA USA and commercial loan growth, partially offset by PPP loan forgiveness.
First quarter 2022 average and period-end PPP loans outstanding were $2.5 billion and $1.8 billion, respectively.

Investment Securities				Change	Change
	March 31, 2022	December 31, 2021	March 31, 2021	03/31/22 vs	03/31/22 vs
In billions				12/31/21	03/31/21
Average	$133.9	$127.8	$86.4	5%	55%
Quarter end	$132.4	$133.0	$98.3	—	35%

Average investment securities for the first quarter of 2022 were $133.9 billion, increasing $6.1 billion and $47.5 billion from the fourth quarter of 2021 and first quarter of 2021, respectively, reflecting securities purchases, primarily of U.S. Treasury and government agency securities. Compared to the first quarter of 2021, the increase was also attributable to BBVA USA.
Investment securities at March 31, 2022 of $132.4 billion decreased $0.6 billion compared to the fourth quarter of 2021, as net purchases during the quarter were more than offset by net unrealized losses on available for sale securities, reflecting the impact of higher interest rates. Net unrealized losses on available for sale securities were $4.3 billion at March 31, 2022, compared with net unrealized gains of $0.7 billion at December 31, 2021 and $2.0 billion at March 31, 2021. On March 31, 2022, PNC transferred $20.0 billion of available for sale securities, net of $1.3 billion of unrealized losses, to held to maturity securities.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 7
Average Federal Reserve Bank balances for the first quarter of 2022 were $62.3 billion, decreasing $12.8 billion and $22.9 billion from the fourth quarter of 2021 and the first quarter of 2021, respectively. The decrease in both comparisons reflects the impact of securities purchases, lower borrowed funds and higher loans outstanding. In comparison to the first quarter of 2021, the decrease was partially offset by higher deposits.

Deposits				Change	Change
	March 31, 2022	December 31, 2021	March 31, 2021	03/31/22 vs	03/31/22 vs
In billions				12/31/21	03/31/21
Average
Noninterest-bearing	$153.7	$156.6	$113.3	(2)%	36%
Interest-bearing	299.6	296.2	252.1	1%	19%
Average deposits	$453.3	$452.8	$365.4	—	24%

Quarter end
Noninterest-bearing	$150.8	$155.2	$120.7	(3)%	25%
Interest-bearing	299.4	302.1	254.4	(1)%	18%
Total deposits	$450.2	$457.3	$375.1	(2)%	20%

Average deposits for the first quarter of 2022 were $453.3 billion, increasing $0.5 billion compared with the fourth quarter of 2021, driven by growth in consumer deposits, partially offset by commercial deposit outflows. Compared with the first quarter of 2021, average deposits increased $87.9 billion primarily reflecting the acquisition of BBVA USA.
Deposits at March 31, 2022 of $450.2 billion, decreased $7.1 billion from December 31, 2021 as a result of lower commercial deposits, primarily due to seasonal declines.

Borrowed Funds				Change	Change
	March 31, 2022	December 31, 2021	March 31, 2021	03/31/22 vs	03/31/22 vs
In billions				12/31/21	03/31/21
Average	$30.3	$34.3	$35.2	(12)%	(14)%
Quarter end	$26.6	$30.8	$33.0	(14)%	(19)%

Average borrowed funds of $30.3 billion in the first quarter of 2022 decreased $4.0 billion and $4.9 billion compared with the fourth quarter and first quarter of 2021, respectively, reflecting lower bank notes and senior debt.

Capital	March 31, 2022		December 31, 2021	March 31, 2021
		*
Common shareholders' equity In billions	$44.2		$50.7	$50.3
Basel III common equity Tier 1 capital ratio	9.9%		10.3%	12.6%
Basel III common equity Tier 1 fully implemented capital ratio	9.7%		10.0%	12.3%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2022 decreased $6.5 billion from December 31, 2021 as the benefit of first quarter net income was more than offset by a decrease in accumulated other comprehensive income, reflecting the impact of higher
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 8
rates on net unrealized securities losses, as well as share repurchases and dividends paid in the first quarter.
In the first quarter of 2022, PNC returned $1.7 billion of capital to shareholders through $1.2 billion of common share repurchases, representing 6.4 million shares, and $0.5 billion of dividends on common shares. Applying the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts up to the level of capital in excess of the SCB minimum, our board of directors has recently authorized a new repurchase framework, under the already approved authorization for repurchases of up to 100 million common shares of which approximately 64% were still available for repurchase at March 31, 2022. This framework allows for the continuation of our recent quarterly average share repurchase levels as well as the flexibility to increase those levels should conditions warrant.
On April 1, 2022, the PNC board of directors raised the quarterly cash dividend on common stock to $1.50 per share, an increase of 25 cents per share, or 20%, effective with the May 5, 2022 dividend payment.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital over the next three years. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	March 31, 2022	December 31, 2021	March 31, 2021	1Q22 vs	1Q22 vs
In millions				4Q21	1Q21
Provision for (recapture of) credit losses	$(208)	$(327)	$(551)	$119	$343
Net loan charge-offs	$137	$124	$146	10%	(6)%
Allowance for credit losses	$5,197	$5,530	$5,221	(6)%	—
Total delinquencies	$1,699	$1,985	$1,146	(14)%	48%
Nonperforming loans	$2,298	$2,480	$2,138	(7)%	7%

Net charge-offs to average loans (annualized)	0.19%	0.17%	0.25%
Allowance for credit losses to total loans	1.76%	1.92%	2.20%
Nonperforming loans to total loans	0.78%	0.86%	0.90%
Total delinquencies represent accruing loans more than 30 days past due
The first quarter of 2022 included a provision recapture of $208 million, primarily reflecting the impact of improved COVID-19 related economic conditions. The fourth quarter of 2021 included a provision recapture of $327 million.
Net loan charge-offs were $137 million in the first quarter of 2022, increasing $13 million from the fourth quarter of 2021 driven by modest increases in both consumer and commercial net loan charge-offs. Compared to the first quarter of 2021, net loan charge-offs decreased $9 million.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 9
The allowance for credit losses was $5.2 billion at March 31, 2022, $5.5 billion at December 31, 2021 and $5.2 billion at March 31, 2021. The allowance for credit losses as a percentage of total loans was 1.76% at March 31, 2022, 1.92% at December 31, 2021 and 2.20% at March 31, 2021.
Nonperforming loans were $2.3 billion at March 31, 2022, decreasing $182 million compared to December 31, 2021, driven by lower commercial nonperforming loans. Nonperforming loans increased $160 million compared to March 31, 2021, due to nonperforming loans from the BBVA USA acquisition.
Delinquencies at March 31, 2022 of $1.7 billion decreased $286 million compared to December 31, 2021, reflecting lower consumer and commercial loan delinquencies of $240 million and $46 million, respectively. The decrease in total delinquencies was primarily due to progress resolving BBVA USA conversion-related administrative and operational delays. Compared to the first quarter of 2021, total delinquencies increased $553 million related to delinquencies from the BBVA USA acquisition.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q22	4Q21	1Q21
Retail Banking	$340	$362	$607
Corporate & Institutional Banking	956	1,334	1,058
Asset Management Group	102	106	99
Other	10	(509)	52
Net income excluding noncontrolling interests	$1,408	$1,293	$1,816

Retail Banking				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21
Net interest income	$1,531	$1,634	$1,362	$(103)	$169
Noninterest income	$745	$774	$654	$(29)	$91
Provision for (recapture of) credit losses	$(81)	$55	$(257)	$(136)	$176
Noninterest expense	$1,892	$1,874	$1,476	$18	$416
Earnings	$340	$362	$607	$(22)	$(267)

In billions
Average loans	$93.2	$95.0	$77.6	$(1.8)	$15.6
Average deposits	$265.1	$262.8	$208.2	$2.3	$56.9

Net charge-offs (recoveries) In millions	$141	$124	$108	$17	$33

Retail Banking Highlights
First quarter 2022 compared with fourth quarter 2021
▪Earnings decreased 6% due to lower net interest income, lower noninterest income and higher noninterest expense, partially offset by a provision recapture.
–Noninterest income decreased 4%, primarily driven by seasonally lower card and cash management fees.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 10
–Provision recapture of $81 million for the first quarter of 2022, reflecting the impact of improved COVID-19 related economic conditions and changes in portfolio composition. The fourth quarter included a provision for credit losses of $55 million.
–Noninterest expense increased modestly, or 1%.
▪Average loans decreased 2% as growth in residential mortgage loans was more than offset by PPP loan forgiveness and a decline in auto loans.
▪Average deposits increased 1% driven by seasonal growth in savings and demand deposits.
First quarter 2022 compared with first quarter 2021
▪Earnings decreased 44%, primarily due to increased noninterest expense and a lower provision recapture, partially offset by higher net interest income and noninterest income.
–Noninterest income increased 14%, primarily driven by the addition of BBVA USA customers.
–Noninterest expense increased 28%, primarily reflecting operating expenses from BBVA USA.
▪Average loans and deposits increased 20% and 27%, respectively, driven by the BBVA USA acquisition.

Corporate & Institutional Banking				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21
Net interest income	$1,160	$1,228	$1,001	$(68)	$159
Noninterest income	$804	$1,053	$807	$(249)	$(3)
Provision for (recapture of) credit losses	$(118)	$(369)	$(282)	$251	$164
Noninterest expense	$837	$975	$711	$(138)	$126
Earnings	$956	$1,334	$1,058	$(378)	$(102)

In billions
Average loans	$180.2	$176.8	$148.5	$3.4	$31.7
Average deposits	$154.6	$160.4	$136.3	$(5.8)	$18.3

Net charge-offs (recoveries) In millions	$(1)	$(1)	$44	—	$(45)

Corporate & Institutional Banking Highlights
First quarter 2022 compared with fourth quarter 2021
▪Earnings decreased 28%, primarily due to a lower provision recapture and a decline in noninterest income, partially offset by lower noninterest expense.
–Noninterest income decreased 24%, due to a decline in capital markets related revenue, including lower merger and acquisition advisory fees, as well as lower net gains on commercial mortgage loans held for sale and a decline in mortgage servicing income.
–Provision recapture of $118 million for the first quarter of 2022, primarily reflecting the impact of improved COVID-19 related economic conditions. The fourth quarter included a provision recapture of $369 million.
–Noninterest expense declined 14%, primarily due to lower personnel costs as a result of decreased business activity.
▪Average loans increased 2%, reflecting growth in PNC corporate banking and business credit businesses, partially offset by a decline in PNC’s real estate business and PPP loan forgiveness.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 11
▪Average deposits decreased 4%, primarily due to seasonal declines in commercial deposits.
First quarter 2022 compared with first quarter 2021
▪Earnings decreased 10%, as higher net interest income was more than offset by a lower provision recapture and higher noninterest expense.
–Noninterest income was largely stable as higher treasury management product revenue was more than offset by lower advisory business revenue, underwriting fees and commercial mortgage banking activities.
–Noninterest expense increased 18%, reflecting operating expenses from BBVA USA and continued investments in strategic initiatives.
▪Average loans increased 21%, reflecting the addition of BBVA USA and growth in PNC’s corporate banking, business credit and real estate businesses, partially offset by PPP loan forgiveness.
▪Average deposits increased 13%, and included the addition of BBVA USA.

Asset Management Group				Change	Change
				1Q22 vs	1Q22 vs
In millions	1Q22	4Q21	1Q21	4Q21	1Q21
Net interest income	$138	$130	$93	$8	$45
Noninterest income	$248	$258	$229	$(10)	$19
Provision for (recapture of) credit losses	$2	$(15)	$(9)	$17	$11
Noninterest expense	$251	$265	$202	$(14)	$49
Earnings	$102	$106	$99	$(4)	$3

In billions
Discretionary client assets under management	$182	$192	$173	$(10)	$9
Nondiscretionary client assets under administration	$165	$175	$161	$(10)	$4
Client assets under administration at quarter end	$347	$367	$334	$(20)	$13
Brokerage client account assets	$5	$5	—	—	$5

In billions
Average loans	$13.4	$12.9	$8.4	$0.5	$5.0
Average deposits	$33.3	$29.3	$20.6	$4.0	$12.7

Net charge-offs (recoveries) In millions	$2	$1	—	$1	$2

Asset Management Group Highlights
First quarter 2022 compared with fourth quarter 2021
▪Earnings decreased 4%, primarily due to an increase in provision for credit losses.
–Noninterest income decreased 4%, reflecting the impact of lower average equity markets.
–Noninterest expense declined 5%, due to lower operational loss reserves.
▪Discretionary client assets under management decreased 5%, primarily driven by lower spot equity markets.
▪Average loans increased 4%, driven by higher residential mortgage loans.
▪Average deposits increased 13%, and included seasonal growth in interest-bearing deposits.
First quarter 2022 compared with first quarter 2021
▪Earnings increased 3%, primarily due to the benefit of BBVA USA.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 12
–Noninterest income increased 8%, reflecting higher average equity markets and the benefit of the BBVA USA acquisition.
–Noninterest expense increased 24%, largely due to the addition of operating expenses from BBVA USA.
▪Discretionary client assets under management increased 5%, primarily driven by the addition of BBVA USA and higher spot equity markets.
▪Average loans and deposits increased 60% and 62%, respectively, reflecting the acquisition of
BBVA USA and growth in residential mortgage and transactional deposits.
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3520 and (312) 281-2958 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2022, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 22015678 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2022	2021	2021
Revenue
Net interest income	$2,804	$2,862	$2,348
Noninterest income	1,888	2,265	1,872
Total revenue	4,692	5,127	4,220
Provision for (recapture of) credit losses	(208)	(327)	(551)
Noninterest expense	3,172	3,791	2,574
Income before income taxes and noncontrolling interests	$1,728	$1,663	$2,197
Income taxes	299	357	371
Net income	$1,429	$1,306	$1,826
Less:
Net income attributable to noncontrolling interests	21	13	10
Preferred stock dividends (a)	45	71	57
Preferred stock discount accretion and redemptions	2	2	1
Net income attributable to common shareholders	$1,361	$1,220	$1,758
Per Common Share
Basic	$3.23	$2.87	$4.11
Diluted	$3.23	$2.86	$4.10
Cash dividends declared per common share	$1.25	$1.25	$1.15
Effective tax rate (b)	17.3%	21.5%	16.9%
PERFORMANCE RATIOS
Net interest margin (c)	2.28%	2.27%	2.27%
Noninterest income to total revenue	40%	44%	44%
Efficiency (d)	68%	74%	61%
Return on:
Average common shareholders' equity	11.64%	9.61%	14.31%
Average assets	1.05%	0.93%	1.58%
(a)Dividends are payable quarterly other than Series R and Series S preferred stock, which are payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021 were $22 million, $22 million and $15 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31	December 31	March 31
	2022	2021	2021
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$541,246	$557,191	$474,414
Loans (a)	$294,457	$288,372	$237,013
Allowance for loan and lease losses	$4,558	$4,868	$4,714
Interest-earning deposits with banks	$48,776	$74,250	$86,161
Investment securities	$132,411	$132,962	$98,255
Total deposits	$450,197	$457,278	$375,067
Borrowed funds (a)	$26,571	$30,784	$33,030
Total shareholders' equity	$49,181	$55,695	$53,849
Common shareholders' equity	$44,170	$50,685	$50,331
Accumulated other comprehensive income (loss)	$(5,731)	$409	$1,290
Book value per common share	$106.47	$120.61	$118.47
Tangible book value per common share (non-GAAP) (b)	$79.68	$94.11	$96.57
Period end common shares outstanding (in millions)	415	420	425
Loans to deposits	65%	63%	63%
Common shareholders' equity to total assets	8.2%	9.1%	10.6%
CLIENT ASSETS (billions)
Discretionary client assets under management	$182	$192	$173
Nondiscretionary client assets under administration	165	175	161
Total client assets under administration	347	367	334
Brokerage account client assets	79	83	61
Total client assets	$426	$450	$395
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	9.9%	10.3%	12.6%
Common equity Tier 1 fully implemented (e)	9.7%	10.0%	12.3%
Tier 1 risk-based	11.2%	11.6%	13.7%
Total capital risk-based (f)	13.0%	13.5%	16.0%
Leverage	8.2%	8.2%	9.7%
Supplementary leverage	7.0%	7.0%	10.1%
ASSET QUALITY
Nonperforming loans to total loans	0.78%	0.86%	0.90%
Nonperforming assets to total loans, OREO and foreclosed assets	0.79%	0.87%	0.92%
Nonperforming assets to total assets	0.43%	0.45%	0.46%
Net charge-offs to average loans (for the three months ended) (annualized)	0.19%	0.17%	0.25%
Allowance for loan and lease losses to total loans	1.55%	1.69%	1.99%
Allowance for credit losses to total loans (g)	1.76%	1.92%	2.20%
Allowance for loan and lease losses to nonperforming loans	198%	196%	220%
Total delinquencies (in millions) (h)	$1,699	$1,985	$1,146
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2021 Form 10-K included, and our first quarter 2022 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 17 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of March 31, 2022 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(f)The 2021 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $20 million that were subject to a phase-out period that ran through 2021.
(g)Excludes allowances for investment securities and other financial assets.
(h)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2022 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital over the next three years. See the table below for the December 31, 2021, March 31, 2021 and estimated March 31, 2022 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the March 31, 2022 and December 31, 2021 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios
	Basel III (a)
	March 31 2022 (estimated) (b)	December 31 2021 (b)	March 31 2021 (b)	March 31, 2022 (Fully Implemented) (estimated) (c)	December 31, 2021 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,624	$51,242	$50,095	$49,900	$50,277
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(11,114)	(11,137)	(9,300)	(11,114)	(11,137)
All other adjustments	(63)	(39)	(36)	(68)	(45)
Basel III Common equity Tier 1 capital	$39,447	$40,066	$40,759	$38,718	$39,095
Basel III standardized approach risk-weighted assets (d)	$397,986	$388,769	$323,630	$398,268	$389,068
Basel III Common equity Tier 1 capital ratio	9.9%	10.3%	12.6%	9.7%	10.0%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The March 31, 2022 and December 31, 2021 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings Excluding Integration Costs (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2022	2021	2021
Income before income taxes and noncontrolling interests	$1,728	$1,663	$2,197
Provision for (recapture of) credit losses	(208)	(327)	(551)
Pretax pre-provision earnings (non-GAAP)	$1,520	$1,336	$1,646
Integration costs	31	438	6
Pretax pre-provision earnings excluding integration costs (non-GAAP)	$1,551	$1,774	$1,652

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax pre-provision earnings excluding integration costs is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude integration costs during the period. We believe that pretax, pre-provision earnings excluding integration costs is a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Adjusted Diluted Earnings per Common Share Excluding Integration Costs (non-GAAP)	Three months ended
	March 31	Per Common	December 31	Per Common	March 31	Per Common
Dollars in millions, except per share data	2022	Share	2021	Share	2021	Share
Net income attributable to common shareholders	$1,361		$1,220		$1,758
Dividends and undistributed earnings allocated to nonvested restricted shares	(6)		(6)		(8)
Net income attributable to diluted common shareholders	$1,355	$3.23	$1,214	$2.86	$1,750	$4.10
Integration costs after tax (a)	24	0.06	346	0.82	5	0.01
Adjusted net income attributable to diluted common shareholders excluding integration costs (non-GAAP)	$1,379	$3.29	$1,560	$3.68	$1,755	$4.11
Average diluted common shares outstanding (in millions)	420		424		426
(a)Statutory tax rate of 21% used to calculate impacts.

The adjusted diluted earnings per common share excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax integration costs in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC's results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2022	2021	2021
Book value per common share	$106.47	$120.61	$118.47
Tangible book value per common share
Common shareholders' equity	$44,170	$50,685	$50,331
Goodwill and other intangible assets	(11,383)	(11,406)	(9,489)
Deferred tax liabilities on goodwill and other intangible assets	269	270	189
Tangible common shareholders' equity	$33,056	$39,549	$41,031
Period-end common shares outstanding (in millions)	415	420	425
Tangible book value per common share (non-GAAP)	$79.68	$94.11	$96.57
Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2022	2021	2021
Net interest income	$2,804	$2,862	$2,348
Taxable-equivalent adjustments	22	22	15
Net interest income (Fully Taxable-Equivalent - FTE)	$2,826	$2,884	$2,363

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Efficiency Ratio Excluding Integration Costs (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2022	2021	2021
Noninterest expense	$3,172	$3,791	$2,574
Integration expense	(15)	(391)	(6)
Noninterest expense excluding integration expense (non-GAAP)	$3,157	$3,400	$2,568

Total revenue	$4,692	$5,127	$4,220
Integration costs - contra revenue	(16)	(47)
Total revenue excluding integration costs - contra revenue (non-GAAP)	$4,708	$5,174	$4,220

Efficiency ratio (a)	68%	74%	61%
Efficiency ratio excluding integration costs (non-GAAP) (b)	67%	66%	61%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as noninterest expense excluding integration expense divided by total revenue excluding integration costs - contra revenue.

The efficiency ratio excluding integration costs is a non-GAAP measure and excludes the integration costs related to the BBVA USA acquisition. It is calculated based on adjusting the efficiency ratio calculation by excluding integration costs during the period from noninterest expense and total revenue. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC's results. The exclusion of integration costs increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC's revenue and expenses that are core to our business operations and expected to recur over time.

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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The U.S. economy continues to recover from the pandemic-caused recession in the first half of 2020. Growth is likely to remain above the economy’s long-run average throughout this year. Consumer spending growth will remain solid in 2022 due to good underlying fundamentals.
–Supply-chain difficulties will gradually ease over the course of 2022. Labor shortages will remain a constraint this year, although strong wage growth will support consumer spending.
–Inflation accelerated in the second half of 2021 to its fastest pace in decades due to strong demand but limited supplies coming out of the pandemic for some goods and services. Higher energy prices are adding to inflationary pressures in the first half of 2022. Inflation will slow in the second half of 2022 as pandemic-related supply and demand imbalances recede and energy prices stabilize. However, inflation will also broaden throughout the economy due to wage growth. Inflation will end 2022 above the Federal Reserve’s long-run objective of 2%.
–PNC expects the Federal Open Market Committee (FOMC) to raise the federal funds rate by 0.50% in May, 0.25% in June, 0.50% in July, 0.25% in September and 0.25% in December to reach a range of 2.00% to 2.25% by the end of the year. The FOMC will then further increase the federal funds rate in 2023. Also, the Federal Reserve will start to reduce its balance sheet in the next few months.
–Uncertainty about the outlook has increased with the Russian invasion of Ukraine. It has created upside risk to inflation this year, which could lead the FOMC to tighten more aggressively than currently anticipated. In addition, risks to growth are to the downside. The likelihood of a recession in late 2022 or 2023 has increased.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.
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PNC Reports First Quarter 2022 Net Income of $1.4 Billion, $3.23 Diluted EPS or $3.29 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing. Many of these risks and uncertainties are present in our acquisition and integration of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2021 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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